Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Larry Reinhold
(516) 608-7000

SYSTEMAX REPORTS RECORD SALES IN FOURTH QUARTER AND FULL YEAR 2006;
ANNOUNCES SPECIAL $1.00 PER SHARE DIVIDEND

Fourth Quarter Highlights:
• • • • •	Sales: $648 million, up 11% Internet Sales: $235 million, up 16% Operating Income: $11.3 million, down 39% Net Income: $8 million, up 136% Diluted Earnings Per Share: $.22 up 144%

Full Year Highlights:
• • • • •	Sales: $2.3 billion, up 11% Internet Sales: $819 million, up 26% Operating Income: $62 million, up 78% Net Income: $45 million, up 295% Diluted Earnings Per Share: $1.22, up 294%

PORT WASHINGTON, NY, March 19, 2007 — Systemax Inc. (NYSE:SYX) today announced results for the fourth quarter and full year of 2006.

2006 Fourth Quarter Results

Net sales increased 11% to $648 million compared to $583 million in the fourth quarter of 2005. Sales of computers, computer supplies and consumer electronics grew by 11%, and sales of industrial products grew by 15%. Sales transacted via the internet grew 16% to $235 million compared to $203 million in the fourth quarter of 2005. Gross margin was 12.9% compared to 14.7% in the fourth quarter of 2005. The decrease in gross margin was primarily attributable to price discounting for computer and consumer electronics products. Operating income was $11.3 million compared to $18.5 million in the fourth quarter of 2005. The decrease was primarily attributable to the gross margin effect of the price discounting. Net income was $8 million, or $.22 per diluted share, compared to $3.4 million, or $.09 per diluted share in the fourth quarter of 2005. The fourth quarter of 2005 was adversely affected by an unusually high effective tax rate resulting from the establishment of a valuation allowance of approximately $10.2 million for deferred tax assets in the United Kingdom.

2006 Full Year Results

Net sales increased 11% to $2.3 billion compared to $2.1 billion in 2005. Sales of computers, computer supplies and consumer electronics grew by 11%, and sales of industrial products grew by 13%. Sales transacted via the internet increased 26% to $819 million compared to $650 million in 2005. Gross margin was 14.6% compared to 14.5% in 2005. Operating income was $61.9 million compared to $34.8 million in 2005. Net income was $45.1 million, or $1.22 per diluted share, compared to $11.4 million, or $.31 per diluted share in 2005. The prior year’s net income was adversely affected by the aforementioned deferred tax asset valuation allowance.

Richard Leeds, Chairman and Chief Executive Officer said, “I am very pleased with our full year 2006 consolidated results, highlighted by our 11% growth in sales, 26% growth in internet sales, 78% growth in operating income and 294% growth in diluted earnings per share. The strong results evidence the continuing success of the reorganization that we undertook several years ago, the soundness of our business model and the robust growth in the markets in which we participate. Although gross margin dipped during the fourth quarter, our objective is to manage the business from a longer-term perspective and we are pleased that we maintained our gross margin for the full year of 2006 comparable to 2005 and that we lowered selling, general and administrative expense as a percentage of sales from 12.7% in 2005 to 12.0% in 2006. Our long-term goal is to closely manage our product pricing to balance sales growth, gross margin and overall profitability. As a result of our strong 2006 financial performance and our strong balance sheet, I am pleased to announce that our Board of Directors has declared a special dividend for our shareholders. This dividend was declared on March 14, 2007 by our Board to be $1.00 per share and will be paid on April 12, 2007 to shareholders of record on April 2, 2007.”

Gilbert Fiorentino, Chief Executive Officer of TigerDirect.com and the computer, computer supplies and consumer electronics segment noted, “2006 saw sales growth both in North American and European computer and consumer electronic products. North American computer product sales grew 7% in the fourth quarter and 13 % for the full year compared to 2005, driven primarily by growth in internet sales and our private label products. European sales grew 18% in the fourth quarter and 7% for the full year compared to 2005, also driven primarily by growth in internet sales and public sector customers.”

Richard Leeds, commenting on other operations, noted “in the industrial products segment, sales grew 15% in the fourth quarter and 13% for the full year compared to 2005, driven primarily by new customers who procure from us via the internet, competitive advantages due to our worldwide sourcing strategy, and aggressive pricing. Industrial product sales transacted via the internet grew 47% in the fourth quarter and 48% for the full year compared to 2005. Our ProfitCenter Software subsidiary continued the successful development of its software as a service platform and signed 22 customer implementation and hosting contracts during 2006. As a hosted software service, revenues from both hosting and implementation are recognized over the contractual hosting period and for 2006 were not significant.

Larry Reinhold, Chief Financial Officer, noted that the Company’s overall financial condition remains solid as evidenced by its working capital of $229 million, which included cash and equivalents of $87 million, and over $84 million in available borrowing capacity under its credit facilities in place. Operationally, days sales outstanding were 23 days at December 31, 2006 and inventory turned over 10 times during 2006. Mr. Reinhold added, “I have been impressed during my early tenure by the company and its platform for profitable sales growth.”

Systemax Inc. (www.systemax.com), a Fortune 1000 company, utilizes an integrated system of branded e-commerce web sites, direct mail catalogs and relationship marketers to sell personal computers, computer supplies, consumer electronics and industrial products in North America and Europe. It also manufactures and sells personal computers under the Systemax and Ultra brands.

SYSTEMAX INC.

Condensed Consolidated Statements of Operations - Unaudited

(In thousands, except per share amounts)

                                                        Year Ended              Quarter Ended
                                                        December 31,              December 31,
                                                        -----------              -------------
                                                    2006           2005         2006         2005
                                                    ----           ----         ----         ----

Net sales                                       2,345,165    $2,115,518      $647,974    $582,966
Cost of sales                                   2,002,246     1,808,231       564,702     497,299
                                                ---------     ---------       -------     -------
Gross profit                                      342,919       307,287        83,272      85,667
Gross margin                                        14.6%         14.5%         12.9%       14.7%
Selling, general and administrative expenses      281,015       268,327        71,985      66,521
Restructuring and other charges                                   4,151             -         657
                                                ---------     ---------       -------     -------
Operating income                                   61,904        34,809        11,287      18,489
Operating margin                                     2.6%          1.6%          1.7%        3.2%
                                                ---------     ---------       -------     -------
Interest and other (income) expense, net          (7,791)         1,935         (680)       (417)
                                                ---------     ---------       -------     -------

Income before income taxes                         69,695        32,874        11,967      18,906
Provision for income taxes                         24,548        21,433         3,934      15,500
                                                 ---------    ----------      --------    -------
Net income                                        $45,147       $11,441        $8,033      $3,406
                                                 ========     =========       =======     =======
Net margin                                           1.9%          0.5%          1.2%        0.6%
                                                 ========     =========       =======     =======

Net income per common share:
Basic                                               $1.29          $.33          $.23        $.10
                                                 =========     =========       =======     ======
Diluted                                             $1.22          $.31          $.22        $.09
                                                 =========     =========       =======     ======

Weighted average common and common equivalent
shares:
Basic                                              34,960        34,646        35,177      34,726
                                                 =========     =========       =======     ======

Diluted                                            36,881        36,488        37,258      36,510
                                                 =========     =========       =======     ======

SYSTEMAX INC.

Condensed Consolidated Balance Sheets

(In thousands)

                                                                         December 31,
                                                                         -----------
                                                                     2006             2005
                                                                     ----             ----
Current assets:
  Cash and cash equivalents                                         $86,964          $63,291
  Accounts receivable, net                                          164,615          150,635
  Inventories                                                       233,136          192,102
  Prepaid expenses and other current assets                          34,004           25,104
                                                                   --------         --------
Total current assets                                                518,719          431,132
Property, plant and equipment, net                                   48,586           57,259
Deferred income taxes and other assets                               16,214           16,153
                                                                   ---------        --------
Total assets                                                       $583,519         $504,544
                                                                   ========         ========

Current liabilities:
  Short-term debt                                                   $12,788          $26,773
  Accounts payable and accrued expenses                             277,174          234,555
                                                                   --------         --------
Total current liabilities                                           289,962          261,328
Long-term debt                                                          483            8,028
Other liabilities                                                     4,226            2,346

Shareholders' equity                                                288,848          232,842
                                                                   --------         --------
Total liabilities and shareholders' equity                         $583,519         $504,544
                                                                   ========         ========

Forward-Looking Statements

This press release contains forward-looking statements about the Company's performance. These statements are based on management's estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company's management information systems, and (h) unanticipated legal and administrative proceedings. Please refer to "Risk Factors" and the Forward Looking Statements sections contained in the Company's Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

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